SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. INITIAL)(1)


                               Park Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   700164106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 June 29, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 700164106                   13G                      PAGE 2 OF 5 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Richard J. Remijas, Jr.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S. Citizen
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           73,150
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,501
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         73,150
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     81,651
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     6.4% of 1,280,871 shares of Common Stock outstanding as of July 23, 2001
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     IN
________________________________________________________________________________

CUSIP No. 700164106                   13G                      PAGE 3 OF 5 PAGES


ITEM 1(a).  NAME OF ISSUER:


            Park Bancorp, Inc.
            ____________________________________________________________________

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


            5400 S. Pulaski, Chicago, Illinois 60632
            ____________________________________________________________________

ITEM 2(a).  NAME OF PERSON FILING:


            Richard J. Remijas, Jr.
            ____________________________________________________________________

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:


            5400 S. Pulaski, Chicago, Illinois 60632
            ____________________________________________________________________

ITEM 2(c).  CITIZENSHIP:


            U.S. Citizen
            ____________________________________________________________________

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:


            Common Stock
            ____________________________________________________________________

ITEM 2(e).  CUSIP NUMBER:


            700164106
            ____________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this Statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

CUSIP No. 700164106                   13G                      PAGE 4 OF 5 PAGES


ITEM 4.  OWNERSHIP.

     (a)  Amount beneficially owned:

          81,651
          ______________________________________________________________________

     (b)  Percent of class:

          6.4%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  73,150
                                                           _____________________


          (ii)  Shared power to vote or to direct the vote:  8,501
                                                           _____________________


          (iii) Sole power to dispose or to direct the disposition of: 73,150
                                                                       _________


          (iv)  Shared power to dispose or to direct the disposition of:  0
                                                                       _________


          The amount beneficially owned by Mr. Remijas includes 3,890 shares subject to stock awards which vest within 60 days and 8,501 shares allocated to his account pursuant to the Employee Stock Ownership Plan for Park Federal Savings Bank (the "Bank") to which there is shared voting power with the plan trustee. Mr. Remijas disclaims beneficial ownership of 59,839 shares held in the Bank's 401(k) Plan to which Messrs. David A. Remijas, Richard J. Remijas, Jr. and Steven J. Pokrak, as members of the Advisory Plan Committee for the 401(k) Plan, share voting power. The disclaimed shares are not included in Mr. Remijas' aggregate beneficial ownership.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.

CUSIP No. 700164106                   13G                      PAGE 5 OF 5 PAGES


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not Applicable.


ITEM 8.  IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP.

        Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


        Not Applicable.


ITEM 10.  CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  July 24, 2001                   /s/ Richard J. Remijas, Jr.
                                        ----------------------------------------
                                        Richard J. Remijas, Jr.